UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 16, 2014, Ventrus Biosciences, Inc. (“Ventrus”), Assembly Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Ventrus (“Merger Sub”), and Assembly Pharmaceuticals, Inc., a Delaware corporation (“Assembly”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Assembly (the “Merger”), with Assembly surviving the Merger as a wholly owned subsidiary of Ventrus.

Merger Consideration

In the Merger, each share of Assembly’s common stock issued and outstanding immediately prior to the effective time of the Merger (except for Dissenting Shares (as defined below)) will be converted automatically into the right to receive common stock of Ventrus in an amount equal to the exchange ratio (“Merger Consideration”). The exchange ratio is the quotient of (i) 23,152,500 (the total number of shares of Ventrus common stock that will be issued to Assembly equity holders in the Merger), divided by (ii) the total number of shares of common stock (including all common stock issuable upon conversion of the Assembly convertible promissory notes), restricted stock and stock options of Assembly outstanding as of the closing date. In the event that Ventrus effects, among other things, a stock split, reverse stock split or recapitalization prior to the effective time of the Merger, the Merger Consideration shall be adjusted to account for such stock split, reverse stock split, recapitalization or other similar occurrence. Prior to the effective time of the Merger, all of the outstanding convertible promissory notes of Assembly will be converted into common stock of Assembly and each holder thereof will be entitled to receive the Merger Consideration. Stockholders of Assembly who do not vote in favor of the Merger and who take certain required actions will have appraisal rights under Delaware law with respect to the Merger, which allows them to receive a judicially determined amount of cash per share in lieu of the Merger Consideration (such shares, “Dissenting Shares”).

Treatment of Equity Awards

Each share of Assembly’s restricted stock will, at the effective time, become fully vested and converted into the right to receive the Merger Consideration. All of the outstanding and unexercised options to purchase shares of Assembly common stock will, at the effective time, be converted into and become an option to purchase Ventrus common stock, subject to the terms and conditions in the Merger Agreement, and Ventrus will assume each such option in accordance with the terms and conditions thereof.

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Closing Conditions

Each party’s obligation to consummate the Merger is conditioned upon customary closing conditions, including without limitation, (a) adoption of the Merger Agreement by Assembly’s stockholders, (b) the approve of certain matters by the stockholders of Ventrus and (c) the absence of any applicable law, injunction or other ruling that prohibits consummating the Merger. Each party’s obligation to consummate the Merger is also subject to (i) Ventrus and certain officers, employees or consultants entering into employment agreements, (ii) the common stock of Ventrus being continually listed on the NASDAQ Capital Market (“NASDAQ”), and (iii) issuance and effectiveness of the R&W Insurance Policy (as defined below). In addition, the obligation of Assembly to consummate the Merger is subject to, among other things, (v) the accuracy of representations and warranties made by Ventrus and Merger Sub (subject to certain qualifications), (x) the performance by Ventrus in all material respects of its obligations under the Merger Agreement, (y) the absence of any event, occurrence, revelation or development of a state of circumstances or facts, in each case, arising after the date of the Merger Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a “Parent Material Adverse Effect” (as defined in the Merger Agreement) and (z) Ventrus having “Cash” (as defined in the Merger Agreement) of $20,000,000. In addition, the obligation of Ventrus to consummate the Merger is subject to, among other things, (A) the accuracy of representations and warranties made by Assembly (subject to certain qualifications), (B) the performance by Assembly in all material respects of its obligations under the Merger Agreement, (C) absence of any event, occurrence, revelation or development of a state of circumstances or facts, in each case, arising after the date of the Merger Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the Merger Agreement), (D) no more than 5% of the issued and outstanding shares of Assembly’s common stock and restricted stock shall be Dissenting Shares, (E) the termination of certain contracts to which Assembly is party and (F) the conversion of the Assembly convertible promissory notes into Assembly common stock.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations, warranties and covenants by each of Assembly and Ventrus which include, among others, covenants to conduct business in the ordinary course between the execution of the Merger Agreement and the completion of the Merger and covenants not to engage in certain kinds of transactions during that period. In addition, certain covenants require each of the parties to use, subject to the terms and conditions of the Merger Agreement, reasonable best efforts to cause the Merger to be consummated as soon as practicable. Assembly is also required to terminate all affiliate arrangements and all employment arrangements. Ventrus is also required to, subject to the terms and conditions in the Merger Agreement, (a) cause the board of directors and officers of Ventrus to consist of certain persons and (b) use its reasonable best efforts to purchase an insurance policy to provide coverage to Ventrus for liability arising from a breach of the representations and warranties made by Assembly (the “R&W Insurance Policy”). Ventrus will pay the premium due under the R&W Insurance Policy and the amount of Cash of Ventrus at closing (as discussed above) is increased by the amount of such premium.

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Board Recommendation

The Merger Agreement also requires Ventrus to call and hold a stockholders meeting and, subject to the exceptions described in the following sentence, requires the board of directors of Ventrus to recommend that its stockholders vote in favor of the issuance of the Merger Consideration in order to comply with applicable NASDAQ rules and for the election of the directors designated by Assembly. Ventrus is permitted to adjourn, delay or postpone the stockholders meeting (a) if the board of directors reasonably believes that such adjournment, delay or postponement is in the best interests of its stockholders, (b) due to the absence of a quorum, (c) to allow for additional time for supplemental or amended disclosure necessary under applicable law or (d) to allow for additional solicitation of votes in order to obtain the stockholder approval.

Termination

The Merger Agreement contains certain customary termination rights, including, without limitation, the right of either party to terminate the Merger Agreement (a) if the Merger is not consummated by August 15, 2014 (subject to certain rights to extend such date) (the “End Date”), (b) if any judgment, statute, law, ordinance, rule, regulation or other legal restraint or prohibition has the effect of prohibiting or restraining either party from consummating the Merger by the End Date or (c) due to a material breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions. Each party also has the right to terminate the Merger Agreement if, among other events, the board of directors of the other party (i) fails to recommend or changes its recommendations to stockholders or (ii) adopts, approves or recommends an alternate transaction under which such party agrees to (A) sell assets that account for more than 10% of such party’s assets or from which more than 10% of such party’s revenues derive, or (B) sell 10% or more of the capital stock of such party.

In connection with the termination of the Merger Agreement in the absence of Ventrus stockholder approval, Ventrus has agreed to pay up to $250,000 of the reasonable, out-of-pocket legal fees and expenses of Assembly.

The Merger Agreement has been filed as an exhibit to this Form 8-K to provide security holders with information regarding the terms of the agreement and is not intended to modify or supplement any factual disclosures about Ventrus in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Ventrus. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.

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Item 8.01. Other Events.

On May 19, 2014, Ventrus issued a press release announcing its entry into the Merger Agreement with Assembly, pursuant to which its wholly owned subsidiary, Assembly Acquisition, Inc., will merge with and into Assembly, with Assembly surviving as the wholly owned subsidiary of Ventrus, as described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This filing contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Ventrus and others following announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Ventrus stockholders of the issuance of the Merger Consideration; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments; and (7) other factors described in Ventrus’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of Ventrus to control or predict. Ventrus can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, Ventrus undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Ventrus is not responsible for updating the information contained in this filing beyond the published date, or for changes made to this filing by wire services or Internet service providers.

Additional Information and Where to Find It

In connection with the proposed Merger, Ventrus will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the Ventrus stockholders. VENTRUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER AND THE OTHER MATTERS DESCRIBED HEREIN BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ventrus stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Ventrus stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Ventrus Biosciences, Inc., Attn: David Barrett, Corporate Secretary, 99 Hudson Street, 5th Floor, New York, New York, telephone: (646) 706-5208, or from Ventrus’s website, http://proxy.ventrusbio.com.

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Participants in Solicitation

Ventrus and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Ventrus stockholders with respect to the special meeting of stockholders that will be held to consider the issuance of the Merger Consideration. Information about the Ventrus directors and executive officers and their ownership of Ventrus common stock is set forth in the Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 31, 2014. Stockholders may obtain additional information regarding the interests of Ventrus and its directors and executive officers in the proposed Merger, which may be different than those of the Ventrus stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated May 16, 2014, by and among Ventrus Biosciences, Inc. and Assembly Acquisition, Inc., Assembly Pharmaceuticals, Inc.

99.1	Press release dated May 19, 2014.

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ventrus hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: May 19, 2014	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer

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